Exhibit 23.3

Consent of Independent Auditors

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Flywire Corporation 2021 Equity Incentive Plan, Flywire Corporation 2021 Employee Stock Purchase Plan, Flywire Corporation 2009 Equity Incentive Plan and Flywire Corporation 2018 Stock Incentive Plan of Flywire Corporation, of our report dated March 10, 2021, with respect to the consolidated financial statements of Simplificare Inc. included in the Registration Statement (Form S-1 No. 333-255706) and related Prospectus of Flywire Corporation for the registration of its common stock.

Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

Tel-Aviv, Israel

June 1, 2021